Exhibit 99.1

Press Release

Marking its 40th Anniversary, Bentley Systems Announces CEO Transition Plan

COO Nicholas Cumins to be Promoted to CEO July 1, 2024,

as Greg Bentley will Transition to Executive Chair

London – March 21, 2024 – Bentley Systems, Incorporated (Nasdaq: BSY), the infrastructure engineering software company, today announced that effective July 1, 2024, Greg Bentley will transition from Bentley Systems’ CEO to Executive Chair of its Board of Directors. Nicholas Cumins, currently COO, will then be promoted to CEO, and be proposed to join the Board of Directors.

The announcement was made during the opening event for Bentley Systems’ new UK headquarters in the City of London, beginning the observance of the company’s 40th anniversary.

Nicholas Cumins, CEO designate

Cumins has served as Bentley Systems’ COO since January 2022. He joined Bentley Systems as Chief Product Officer in September 2020 prior to the company’s IPO. Previously he was General Manager of SAP Marketing Cloud and served as Chief Product Officer of Scytl, a platform for online voting, and as Senior Vice President of Product with OpenX, a pioneer in programmatic advertising. Before OpenX, he had already served in a variety of senior roles at SAP, including product management, corporate strategy, and business development. Cumins is a dual French and U.S. citizen and is based in France. He holds Maîtrise de Droit (Law) and Maîtrise de Sciences de Gestion (Business) degrees from University Paris II Panthéon-Assas, Paris.

Nicholas Cumins said, “This year marks the 40th anniversary of the founding of Bentley Systems, at its essence a company of engineers for engineers. Remarkably, the company has been founder- and family-led throughout those four decades. Greg has presided over an extraordinary legacy of long-term growth, sustained innovation, and value creation inspired by a commitment to advancing the world’s infrastructure for better quality of life. Greg has had a profound influence on the lives and careers of Bentley colleagues, and, together with them, on infrastructure engineers worldwide, taking pride in their work and what Bentley software enables them to accomplish. His entrepreneurial spirit is deeply embedded in the company’s culture and values. I am honored to have been selected to follow in his footsteps, and I represent the Bentley leadership team when I say we are confident in our readiness and growth mindset for the coming decades.”

Greg Bentley, Executive Chair designate

CEO since 1995, Greg Bentley is the oldest of five brothers who founded Bentley Systems. Keith, Ray, and Barry Bentley retired within the last several years and remain company Directors.

Greg Bentley said, “I am very pleased to be able to retire from CEO responsibilities this year (at age 69) with such confidence that this completion of our extended succession process now leaves Bentley Systems demonstrably able to increase its potential, while safeguarding its established performance. Under Nicholas Cumins as COO since January 2022 (and Chief Product Officer previously) both our ARR growth and operating margins have consistently improved to the highest levels in our just-now 40-year history. And vitally, over the three-plus years since BSY’s IPO and the expected retirement wave that enabled, we fully reinvigorated our executive leadership with a high-functioning cadre that, while 20 years younger, benefits from valuable public-company experience and is already reaching its collaborative stride.

“Most significantly, our Board determined Nicholas to be the ideal CEO for our future by virtue of the continuity he respects and personifies in our ‘family values’ of dedication to the success of our colleagues and thence the success of our users and accounts. Equally, I am personally excited by the resolve and zeal of Nicholas and this next generation of leaders for technical and commercial innovation within our sustained mission.

“I am looking forward to contributing as Executive Chair, foreseeably. Beyond supporting Nicholas behind the scenes in the functions naturally new to him, I will remain responsible for overall capital allocation, such as potential platform acquisitions. And by choice I will continue to regularly interact with our investment constituencies, with whom I have found particular affinity. Here’s to Bentley Systems’ next 40 years!”

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Image 1:

Caption: Bentley Systems CEO Greg Bentley will become Executive Chair on July 1, 2024.

Image 2:

Caption: Bentley Systems COO Nicholas Cumins will become CEO on July 1, 2024.

For more information, contact:

Press: Jim Dobbs, jim.dobbs@bentley.com

Investors: Eric Boyer, eric.boyer@bentley.com

About Bentley Systems

Bentley Systems (Nasdaq: BSY) is the infrastructure engineering software company. We provide innovative software to advance the world’s infrastructure – sustaining both the global economy and environment. Our industry-leading software solutions are used by professionals, and organizations of every size, for the design, construction, and operations of roads and bridges, rail and transit, water and wastewater, public works and utilities, buildings and campuses, mining, and industrial facilities. Our offerings, powered by the iTwin Platform for infrastructure digital twins, include MicroStation and Bentley Open applications for modeling and simulation, Seequent’s software for geoprofessionals, and Bentley Infrastructure Cloud encompassing ProjectWise for project delivery, SYNCHRO for construction management, and AssetWise for asset operations. Bentley Systems’ 5,200 colleagues generate annual revenues of more than $1 billion in 194 countries.

www.bentley.com

© 2024 Bentley Systems, Incorporated. Bentley, the Bentley logo, AssetWise, Bentley Infrastructure Cloud, Bentley Open, iTwin, MicroStation, ProjectWise, Seequent, and SYNCHRO are either registered or unregistered trademarks or service marks of Bentley Systems, Incorporated or one of its direct or indirect wholly owned subsidiaries.